UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 16, 2008
MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 9.01 . Exhibit
SIGNATURE
EX-99.1

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On December 16, 2008, as part of the previously announced strategic initiatives and manufacturing optimization program of the Lawn and Garden Segment (the “Segment”) of Myers Industries, Inc. (the “Company”), the Board of Directors of the Company approved the implementation of a realignment of certain of the Segment’s manufacturing assets (the “Realignment”). Under the terms of the Realignment, manufacturing facilities in each of Sparks, Nevada, Surrey, British Columbia, and Brantford, Ontario will be permanently closed and certain of the production capabilities and product lines at each of these facilities will be shifted to the Segment’s other five remaining manufacturing facilities in North America. The Realignment is expected to result in approximately $20 million in annualized pre-tax savings beginning in the third quarter of 2009, after all program initiatives have been implemented.
     Production at the facility in Sparks, Nevada is expected to cease by March 2009. Production at the facility in Surrey, British Columbia is expected to cease by July 2009. Production at the facility in Brantford, Ontario is expected to cease by March 2009. The Realignment is expected to result in a reduction of approximately 200 positions. The Company expects to incur costs of approximately $29 to $32 million in connection with the Realignment, of which $23 to $26 million is expected to be non-cash items. The full text of the press release issued in connection with this announcement on December 17, 2008 is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Exhibit.
(d)	Exhibit — The following exhibit is furnished as part of this Current Report on Form 8-K:

99.1	Press Release dated December 17, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc. (Registrant)
DATE December 17, 2008	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Corporate Secretary

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